Tempur Sealy Provides Market Update

–Strong Consumer Demand and Continued Supply Chain Constraints
–Improved Fourth Quarter Adjusted EBITDA Outlook
–Provides Details on Capital Allocation Plan

LEXINGTON, KY, December 9, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced that fourth quarter product demand continues to be strong around the world. Management has an improved profitability outlook for the fourth quarter of 2020 compared to the same period last year, and now expects adjusted EBITDA growth of approximately 30% on low double-digit net sales growth. The improvement is driven by stronger than expected U.S. e-commerce and international sales, combined with favorable company-wide margins. The supply constraints that continue to impact the Company’s U.S. Sealy and Sherwood production have been greater than expected.

Tempur Sealy Chairman and CEO Scott Thompson stated, “Tempur Sealy’s global operating scale provides significant cost and sourcing advantages that have helped the team manage the robust sales environment and the industry’s challenged supply chain. Our well-established omni-channel marketing approach has served us well as our online direct-to-consumer Tempur-Pedic and Cocoon by Sealy businesses are experiencing triple-digit sales growth over the comparable prior-year quarter.”

Capital Allocation

The Company’s long-term capital allocation strategy focuses on four areas: repurchasing shares, debt management, investing in operations and accretive acquisitions. The Company today shared additional details on its plan.

The Company is:

•Targeting share repurchases of approximately $280 million for 2020, including approximately $100 million in share repurchases in the fourth quarter.

•Intending to redeem in the first quarter of 2021 $125 million of the $250 million outstanding on the Company’s Senior Notes due 2023, funded by lower cost long-term debt.

•Planning to invest an incremental $150 million over the next three years to support growth initiatives. The Company plans to expand its three existing foam facilities and open one new state-of-the-art foam facility in the U.S. This initiative is expected to increase U.S. pouring capacity for Tempur material and base foam by approximately 50%.

Thompson continued, “Our commitment to serving consumers wherever and however they want to shop with the highest quality products and service has fueled strong demand for our industry leading Tempur-Pedic and Sealy brands and our rapidly growing OEM business. We expect the industry, and specifically the Company’s business, to continue to expand. The new capacity will ensure that we can fully meet the consumer’s demand for our products across the multitude of channels we serve: wholesale, direct to consumer, and OEM.

Forward-Looking Non-GAAP Measures
Adjusted EBITDA as used in connection with the Company's fourth quarter of 2020 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the fourth quarter of 2020 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s fourth quarter of 2020 GAAP financial results.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," “targets,” “intends,” “plans,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding supply chain constraints, the Company's expectations regarding net sales and adjusted EBITDA growth in the fourth quarter, performance generally for 2020 and subsequent periods and the Company’s plans regarding share repurchases, redemption of the Senior Notes due 2023, and operational expansions. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com